SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a)
            of the Securities Exchange Act of 1934
                   (Amendment No.           )
Filed by the Registrant   X
                        -----
Filed by a Party other than the Registrant
                                           -----
Check the appropriate box:
---- Preliminary Proxy Statement
---- Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
 X   Definitive Proxy Statement
----
 X   Definitive Additional Materials
----
---- Soliciting Material Pursuant to Section 240.14a-11(c) or
Section 240.14a-12

                      Haven Bancorp, Inc.
        (Name of Registrant as Specified In Its Charter)

       (Name of Person(s) Filing Proxy Statement, if other
                      than the Registrant)

Payment of Filing Fee (Check the appropriate box):
  X  No fee required.
----
---- Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

---- Fee paid previously with preliminary materials.
---- Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                       HAVEN BANCORP, INC.
                       615 Merrick Avenue
                    Westbury, New York 11590
                         1-516-683-4100


                                        March 17, 1999

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders (the "Annual Meeting") of Haven Bancorp, Inc. (the "Company"), the holding company for CFS Bank (the "Bank"), which will be held on April 21, 1999, at 3:00 p.m., at the Corporate Headquarters of the Company located at 615 Merrick Avenue, Westbury, New York.

The attached notice of the Annual Meeting and proxy statement describe the formal business to be transacted at the meeting. Directors and officers of the Company, as well as a representative of KPMG LLP, the Company's independent auditors, will be present at the meeting to respond to any questions our stockholders may have.

At the Annual Meeting, you will be asked to vote on the election of two directors, each for a three-year term, and the ratification of KPMG LLP as independent auditor. For the reasons set forth in the proxy statement, the Board of Directors of the Company (the "Board") unanimously recommends a vote "FOR" each matter to be considered.

Please sign and return the enclosed proxy card promptly. Your cooperation is appreciated since a majority of the Common Stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business. If you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your recordholder to attend and to vote personally at the Annual Meeting. Examples of such documentation would include a broker's statement, letter or other document that will confirm your ownership of shares of the Company.

On behalf of the Board and all of the employees of the Company and the Bank, we wish to thank you for your continued support.


Sincerely yours,



Philip S. Messina
Chairman of the Board, President and
Chief Executive Officer
HAVEN BANCORP, INC.
615 Merrick Avenue
Westbury, New York 11590
516-683-4100


NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 21, 1999


NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Haven Bancorp, Inc. (the "Company") will be held on April 21, 1999, at 3:00 p.m., at the Corporate Headquarters of the Company, 615 Merrick Avenue, Westbury, New York.

The Annual Meeting is for the purpose of considering and voting upon the following matters:

1. The election of two directors for terms of three years each or until their successors are elected and qualified;

2. The ratification of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 1999; and

3.  Such other matters as may properly come before the Annual
Meeting or any adjournments thereof. The Company is not aware of any such business.

The Board of Directors has established March 3, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. Only recordholders of the common stock of the Company as of the close of business on that date will be entitled to vote at the Annual Meeting or any adjournments thereof. If there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned to permit further solicitation of proxies by the Company. A list of stockholders entitled to vote at the Annual Meeting will be available at CFS Bank, 615 Merrick Avenue, Westbury, New York, for a period of ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

By Order of the Board of Directors,



Mark A. Ricca, Esq.
Secretary
Westbury, New York
March 17, 1999



HAVEN BANCORP, INC.


PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
April 21, 1999


General

This proxy statement is being furnished to stockholders of Haven Bancorp, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors") of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on April 21, 1999, at 3:00 p.m., at the Corporate Headquarters of the Company, 615 Merrick Avenue, Westbury, New York, and at any adjournments thereof. The 1998 Annual Report to Stockholders, including the consolidated financial statements for the fiscal year ended December 31, 1998, accompanies this proxy statement, which is first being mailed to recordholders on or about March 22, 1999.

Regardless of the number of shares of common stock of the Company ("Common Stock") owned, it is important that recordholders of a majority of the shares be represented by proxy or be present in person at the Annual Meeting. Stockholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, signed proxies will be voted FOR the election of each of the nominees for director named in this proxy, and FOR the ratification of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 1999.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.

Record Date and Voting Securities

The securities which may be voted at the Annual Meeting consist of shares of Common Stock of the Company, with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting except as described below. There is no cumulative voting for the election of directors.

The Board of Directors has fixed the close of business on March 3, 1999 as the record date (the "Record Date") for the determination of stockholders of record entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 8,862,892 shares.

As provided in the Company's Certificate of Incorporation, recordholders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote with respect to the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. The Company's Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Company to enable the Board to implement and apply the Limit.

The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote at the meeting (after subtracting any shares in excess of the Limit pursuant to the Company's Certificate of Incorporation) is necessary to constitute a quorum at the Annual Meeting.
Abstentions are considered in determining the presence of a quorum. If there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned to permit the further solicitation of proxies.

Vote Required

As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder of record to vote "FOR" the election of the nominees proposed by the Board, or to "WITHHOLD AUTHORITY" to vote for one or more of the nominees being proposed. Under Delaware law and the Company's Bylaws, directors are elected by a plurality of votes cast, without regard to either
(i) broker non-votes or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

As to the ratification of KPMG LLP as independent auditors of the Company, the proxy card enables a stockholder, by checking the appropriate box, to: (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or (iii) "ABSTAIN" from voting on such item. Under the Company's Certificate of Incorporation and Bylaws, unless otherwise required by law, the ratification of independent auditors of the Company will require a majority of the votes cast. Accordingly, shares as to which the "ABSTAIN" box has been selected on the proxy card will be counted as votes cast and will have the effect of a vote against such proposal. Shares underlying broker non-votes will not be counted as votes cast and will have no effect on the vote for such proposal.
Proxies solicited hereby will be returned to the Company's transfer agent and will be tabulated by inspectors of election designated by the Board of Directors, who will not be employed by, or be a director of, the Company or any of its affiliates.

Revocability of Proxies

A proxy may be revoked at any time prior to its exercise by filing a written notice of revocation with the Secretary of the Company, delivering to the Company a duly executed proxy bearing a later date or attending the Annual Meeting and voting in person if a written revocation is filed with the Secretary of the Annual Meeting prior to the voting of such proxy. A stockholder whose shares are not registered in his or her own name will need additional documentation from the recordholder to vote personally at the Annual Meeting. Examples of such documentation would include a broker's statement, letter or other document that will confirm such ownership of shares of Common Stock of the Company.

Solicitation of Proxies

The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, Morrow & Co., Inc., a proxy solicitation firm, will assist the Company in soliciting proxies for the Annual Meeting and will be paid a fee currently estimated to be $4,500 plus out-of-pocket expenses. Proxies may also be solicited personally or by telephone or telegraph by directors, officers and regular employees of the Company and its wholly owned subsidiary, CFS Bank (the "Bank"), without additional compensation. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information as to those persons or groups believed by management to be beneficial owners of more than 5% of the Company's outstanding shares of Common Stock as of the Record Date based upon certain reports regarding such ownership filed with the Company and with the Securities and Exchange Commission (the "SEC"), in accordance with Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") by such persons or groups. Other than those listed below, the Company is not aware of any person or group that owns more than 5% of the Company's Common Stock as of the Record Date.

                 Name and Address              Amount and Nature of  Percent of
Title of Class   Of Beneficial Owner           Beneficial Ownership  Class (1)
Common Stock     Columbia Federal Savings             664,116(2)      7.49%
                 Bank Employee Stock Ownership
                 Plan and Trust (the "ESOP")
                 615 Merrick Avenue
                 Westbury, NY 11590

Common Stock     Citigroup Inc.                       551,101(3)      6.22%
                 153 East 53rd Street
                 New York, NY 10043

Common Stock     DePrince, Race & Zollo, Inc.         518,350(4)      5.85%
                 201 S. Orange Avenue, Suite 850
                 Orlando, FL 32801

Common Stock     David L. Babson and Company          478,000(5)      5.39%
                  Incorporated
                 One Memorial Drive
                 Cambridge, MA 02142

Common Stock     Dimensional Fund Advisors Inc.       449,500(6)      5.07%
                 1299 Ocean Avenue, 11th Floor
                 Santa Monica, CA 90401

____________________
(1)  As of the Record Date there were 8,862,892 shares of Common
Stock outstanding.
(2) The ESOP in connection with the conversion of CFS Bank from mutual to stock form (the "Conversion") acquired shares of Common Stock. A Committee of the Board of Directors has been appointed to administer the ESOP (the "ESOP Committee"). The Chase Manhattan Bank serves as the corporate trustee for the ESOP (the "ESOP Trustee"). The ESOP Committee may instruct the ESOP Trustee regarding the investment of funds contributed to the ESOP. The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Based on information in a Schedule 13G dated February 12, 1999, the ESOP Trust is the beneficial owner of 664,116 shares of Common Stock, of which 358,306 shares have been allocated to participating employees and the balance, 305,810 shares, remain unallocated. Under the ESOP, unallocated shares held in the suspense account will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated shares of Common Stock so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
(3) Based on information in a Schedule 13G, dated February 9, 1999, Citigroup Inc. is reporting on behalf of subsidiaries, which individually qualify to file a Schedule 13G and whose individual percentages of ownership do not exceed 5%. Accordingly, Citigroup is the only entity whose indirect beneficial ownership on an aggregate basis exceeds 5%.
(4) Based on information in a Schedule 13G, dated February 12, 1999, DePrince, Race & Zollo, Inc., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is deemed to be the beneficial owner of these shares of Common Stock.
(5) Based on information in a Schedule 13G, dated February 9, 1999, David L. Babson and Company Incorporated, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is deemed to be the beneficial owner of these shares of Common Stock.
(6) Based on information in a Schedule 13G, dated February 11, 1999, Dimensional Fund Advisors Inc., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is deemed to be the beneficial owner of these shares of Common Stock.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1.
ELECTION OF DIRECTORS

Pursuant to its Bylaws, The number of directors of the Company is currently set at seven (7) as designated by the Board of Directors pursuant to the Company's Bylaws. Each of the seven members of the Board of Directors of the Company also currently serves as a director of the Bank. Directors are elected for staggered terms of three years each, with a term of office of one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

The two nominees proposed for election at the Annual Meeting are Messrs. Worgul and Levine. All nominees named are currently directors of the Company and the Bank. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and the Company.

In the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. Unless authority to vote for the directors is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of all nominees proposed by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL
NOMINEES NAMED IN THIS PROXY STATEMENT.

Information with Respect to the Nominees, Continuing Directors and Certain Executive Officers

The following table sets forth, as of the Record Date, the names of the nominees, continuing directors and the four (4) most Senior Executive Officers (the "Senior Executive Officers"), as well as their ages; a brief description of their recent business experience, including present occupations and employment; certain directorships held by each; the year in which each became a director of the Bank and the year in which their term (or in the case of nominees, their proposed term) as director of the Company expires. This table also sets forth the amount of Common Stock and the percent thereof beneficially owned by each nominee, continuing director and Senior Executive Officers and all directors and Senior Executive Officers as a group as of the Record Date.

                                                                         Shares of    Ownership
Name and Principal                                          Expiration  Common Stock  as Percent
Occupation at Present                             Director  of Term as  Beneficially      of
and for Past Five Years                      Age  Since(1)   Director     Owned(2)     Class(3)
-----------------------                      ---  --------  ----------  ------------  ----------
Nominees

George S. Worgul(4)                          71     1983       2002     244,287(6)(7)(8) 2.54%
  Former Chairman of the Board and
  Retired President of the Company
  and the Bank

Michael J. Levine                            54     1996       2002      42,328(6)(7)      *
  President of Norse Realty Group,
  Inc. and Affiliates, a real
  estate owner and developer;
  Partner in Levine and
  Schmutter Certified Public
  Accountants

Continuing Directors

Robert M. Sprotte                            62     1974       2001     101,166(6)(7)   1.05%
  President of Schmelz Bros., Inc.,
  a plumbing contractor; President
  of RDR Realty Corp., a real
  estate holding company; President
  of Three Rams Realty

Michael J. Fitzpatrick                       60     1988       2001      73,166(6)(7)     *
  CPA, Retired, former Vice
  President-National Thrift
  Director at E.F. Hutton &
  Company, Inc.; Director of Legal
  Aid Society of Suffolk County

William J. Jennings II(5)                    53     1996       2001      41,378(6)(7)     *
  Consultant, Retired, former
  Managing Director ! Chief of
  Staff to Chairman of
  Salomon Smith Barney, Inc.


Philip S. Messina                            55     1986       2000     288,554(8)(9)   3.00%
  Chairman of the Board, President                                        (10)(11)
  and Chief Executive Officer of
  the Company And the Bank;
  Chairman of the Boards of
  CFSB Funding, Corp., Columbia
  Resources, Corp.; CFS
  Investments, Inc. and Columbia
  Preferred Capital Corp., all
  subsidiaries of The Bank;
  Chairman  of the Board of CFS
  Insurance Agency, Inc., a
  subsidiary of the Company and the
  Bank; Director and Chairman of
  the Board of CFSB Funding, Inc.,
  Columbia Resources, Inc., CFS
  Investments, Inc. and Columbia
  Preferred Capital Corporation,
  all subsidiaries of the Bank

Msgr. Thomas J. Hartman                      52     1997       2000      18,410(6)(7)      *
  President and Chief Executive
  Officer of Radio and Television
  for the Diocese of Rockville
  Center for Telicare Television
  Studios, a cable television station

Senior Executive Officers

Thomas J. Seery                              54     --          --       94,759(8)(9)     *
  Executive Vice President-                                                (10)(11)
  Operations of the Company and
  Bank; Director of CFS
  Investments, Inc., President and
  Director of CFS Insurance Agency,
  Inc.

Catherine Califano                           40     --           --      82,192(8)(9)      *
  Senior Vice President-Chief                                                (11)
  Financial Officer of the Company
  and the Bank; Director of
  Columbia Resources Corp.;
  Director CFSB Funding, Corp.;
  Administrative Trustee of Haven
  Capital Trust I; Vice President
  and Director of Columbia
  Preferred Capital Corporation;
  Director and Treasurer of CFS
  Insurance Agency, Inc.

Gerard H. McGuirk                             56      --         --      82,327(8)(9)      *
  Executive Vice President-Chief                                            (10)(11)
  Lending Officer of the Company
  and the  Bank; President and
  Director of Columbia Resources,
  Corp.; President and Director of
  Columbia Preferred Capital
  Corporation

Mark A. Ricca                                 41     --         --        5,500(8)(11)     *
  Senior Vice President-General
  Counsel, Secretary and Chief
  Compliance Officer of the Company
  and the Bank; President and
  Director of CFSB Funding Corp.;
  Director of Columbia Resources,
  Corp.; Administrative Trustee of
  Haven Capital Trust I; Secretary
  of Columbia Preferred Capital
  Corporation; Secretary of CFS
  Investments Inc.; Director and
  Secretary of CFS Insurance
  Agency, Inc.

All directors and Senior Executive
  Officers of the Company
  as a group (11 persons)                     --     --         --    1,074,067(7)(8)   11.16%
                                                                           (9)(10)(11)

*Does not exceed 1.0% of the Company's voting securities.
(Notes continued on next page)

(1) Includes years of service as director of the Bank, prior to the organization of the Company on September 23, 1993.
(2) Each person or relative of such person whose shares are included herein, exercises sole or shared voting or dispositive power as to the shares reported.
(3) Percentages with respect to each person or group have been calculated on the basis of 8,862,892 shares of Common Stock outstanding as of the Record Date and 752,364 shares of Common Stock which each such person or group of persons has the right to acquire within 60 days of the Record Date.
(4) Mr. Worgul retired as President of the Company and the Bank on June 30, 1994. He subsequently retired as Chairman of the Board of the Company and the Bank on April 22, 1998.
(5) Mr. Jennings' wife is the first cousin of Mr. Messina.
(6) Includes 2,068, 2,068 and 2,755 shares of restricted stock awarded to each of Messrs. Levine, Jennings and Msgr. Hartman under the Columbia Federal Savings Bank Recognition and Retention Plan for Outside Directors ("DRP"), as to which each individual has sole voting power but no investment power. Also includes 395 shares of restricted stock awarded to each of Messrs. Fitzpatrick, Sprotte, Worgul, Levine, Jennings and Msgr. Hartman under the Haven Bancorp, Inc. 1996 Stock Incentive Plan ("1996 Stock Incentive Plan"), as to which each individual has sole voting power but no investment power.
(7) Includes 37,194 shares subject to options granted to each of Messrs. Sprotte and Fitzpatrick along with 18,602 shares subject to options granted to each of Messrs. Levine and Jennings under the Haven Bancorp, Inc. 1993 Stock Option Plan for Outside Directors ("Directors' Stock Option Plan") which are currently exercisable. Also includes 12,000 shares subject to options granted to each of Messrs. Worgul, Sprotte and Fitzpatrick, 5,332 shares subject to options granted to each of Messrs. Levine and Jennings, also 13,332 shares subject to options granted to Msgr. Hartman pursuant to the 1996 Stock Incentive Plan, which may be acquired within 60 days of the Record Date. Does not include 2,668, 2,668 and 6,668 shares subject to options granted to each of Messrs. Levine, Jennings and Msgr. Hartman under the 1996 Stock Incentive Plan which are not currently exercisable.
(8) Includes 198,374, 189,948, 74,680, 55,168 and 62,606 shares subject to options granted to Messrs. Worgul, Messina, Seery and McGuirk and to Ms. Califano, respectively, pursuant to the Haven Bancorp, Inc. 1993 Incentive Stock Option Plan ("1993 Incentive Option Plan") and the 1996 Stock Incentive Plan, which may be acquired within 60 days of the Record Date. Does not include 1,586, 586, 586 and 586 shares subject to options granted to Messrs. Messina, Seery and McGuirk and Ms. Califano under the 1993 Incentive Option Plan which are not currently exercisable and will not be exercisable within 60 days of the Record Date. Also not included are 44,000, 14,500, 12,000, 51,000 and 13,000 options granted to Messrs. Messina, Seery, McGuirk and Ricca and Ms. Califano respectively, under the 1996 Stock Incentive Plan which are not currently exercisable and will not be exercisable within 60 days of the Record Date.
(9) The figures shown include shares held in trust pursuant to the ESOP that were owned as of December 31, 1998 to individual accounts as follows: Mr. Messina, 10,129 shares; Mr. Seery, 8,029 shares; Mr. McGuirk, 5,513 shares and Ms. Califano, 7,127 shares. Such persons have sole voting power but no investment power, except in limited circumstances, as to such shares. The figures shown do not include 305,810 shares held in trust pursuant to the ESOP that have not been allocated to any individual's account and as to which the members of the Company's ESOP Committee (consisting of Messrs. Worgul, Sprotte and Levine) may be deemed to share investment power and as to which the named executive officers may be deemed to share voting power, thereby causing each such member or executive officer to be deemed a beneficial owner of such shares. Each of the members of the ESOP Committee and the executive officers disclaims beneficial ownership of such shares.
(10) The figures shown include shares held in the Employer Stock Fund of the Bank's Employee 401(k) Thrift Incentive Savings Plan ("Employee Thrift Savings Plan") at December 31, 1998 as to which each person identified has shared voting and investment power as follows: Mr. Messina, 28,542 shares; Mr. Seery, 7,414 shares; and Mr. McGuirk, 883 shares. The figures shown do not include 34,882 shares held in the Employer Stock Fund of the Employee Thrift Savings Plan as to which the Senior Executive Officers have shared voting power and investment power. Each of the Senior Executive Officers disclaims beneficial ownership of such shares.
(11) Includes 1,602 shares awarded to Mr. Messina under the Columbia Federal Savings Bank Recognition and Retention Plan for Officers and Employees ("MRP") as to which he has sole voting power but no investment power. Also includes 3,998 shares of restricted stock awarded to Mr. Messina and 2,000 shares of restricted stock awarded to each of Messrs. Seery and McGuirk and to Ms. Califano, and 4,000 shares of restricted stock awarded to Mr. Ricca under the 1996 Stock Incentive Plan.

Meetings of the Board and Committees of the Board

The Board of Directors conducts its business through meetings of the Board and through activities of its committees. The Board of Directors meets monthly and may have additional meetings as needed. During fiscal 1998, the Board of Directors of the Company held 12 regular board meetings and one special meeting. All of the directors of the Company attended at least 75% in the aggregate of the total number of the Company's board meetings held and committee meetings on which such director served during fiscal 1998 except for Mr. Robert L. Koop, who, for health reasons, was excused from the majority of the meetings. Mr. Koop retired from the Board of Directors on January 11, 1999, having served as a director of the Bank for thirty-one years and as a director of the Company since its incorporation. In addition, Mr. Joseph A. Ruggiere retired from the Board of Directors effective January 28, 1999, having served as a director of the Bank for twenty years and also as a director of the Company since its incorporation. Upon the retirements of Messrs. Koop and Ruggiere, the Bylaws of the Company and Bank were amended reducing the number of directors from nine to seven.

 The Board of Directors of the Company maintains committees, the nature and composition of which are described below:

The Audit Committee of the Company and the Bank for fiscal 1998 consisted of Messrs. Fitzpatrick, Ruggiere, Levine and Msgr. Hartman. This Committee met four times in fiscal 1998 and recommends an independent audit firm to be submitted for stockholder approval at the Company's Annual Meeting, approves internal audit schedules and reviews internal audit reports.

The Company's Nominating Committee for the 1999 Annual Meeting consists of Msgr. Hartman and Messrs. Sprotte, Fitzpatrick and Jennings. The Committee considers and recommends the nominees for directors to stand for election at the Company's Annual Meeting. The Company's Certificate of Incorporation and Bylaws also provide for stockholder nominations of directors. These provisions require such nominations to be made pursuant to timely notice in writing to the Secretary of the Company. The stockholder's notice of nomination must contain all information relating to the nominee who is required to be disclosed by the Company's Bylaws and by the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Nominating Committee met once in preparation for the 1999 Annual Meeting.

The Compensation Committee for the Company and Bank consists of Messrs. Sprotte, Worgul and Levine who will be responsible for the 1999 Compensation Committee Report on Executive Compensation. The Compensation Committee is responsible for determining executive compensation. In 1998, the Compensation Committee consisted of Messrs. Sprotte, Koop, Worgul and Jennings. The Compensation Committee met twice in 1998.

Directors' Compensation
Directors' Fees. In 1998, directors who were not employees of the Company or the Bank received a retainer of $18,000 a year, one third of which was paid in the form of restricted stock granted pursuant to the 1996 Stock Incentive Plan. The directors who were not employees of the Company or the Bank also received a fee of $1,000 for each Board meeting attended. Mr. Worgul also received a fee of $1,000 for each of the four Board meetings attended as Chairman in 1998. Mr. Worgul retired as Chairman of the Board of
the Company and Bank on April 22, 1998.   One third of these fees
were paid by the Company. Committee members who were not employees of the Company or the Bank received a fee of $1,500 for each regular and special meeting attended. The Chairman of each Committee received an additional retainer of $1,500 per year. Directors are also eligible for coverage under the Company's health and dental insurance plans in the same manner as employees.

Directors' Stock Option Plan. Under the Haven Bancorp, Inc. 1993 Incentive Stock Option Plan for Outside Directors (the "Directors' Stock Option Plan"), each outside director who was not an officer of the Company or the Bank at the time of the Bank's Conversion was granted options to purchase 37,194 shares of Common Stock at an exercise price of $5.00 per share on the date of grant, September 23, 1993. All stock grants have been adjusted, where appropriate, to reflect the two-for-one stock split distributed on November 28, 1997 to holders of record as of October 31, 1997. To the extent options for shares are available for grant under the Directors' Stock Option Plan, each subsequently appointed or elected outside director will be granted options as of the date on which such director is qualified and first begins to serve as an outside director. Pursuant to the Directors' Stock Option Plan, effective October 24, 1996, Messrs. Levine and Jennings were each granted options to purchase 18,602 shares of common stock at an exercise price of $13.41 per share, the fair market value on the date of grant. All options granted under the Directors' Stock Option Plan become exercisable one year after the date of grant. Upon death, disability or retirement of the participant or upon a change in control of the Company or the Bank, all options previously granted would automatically become exercisable.

Haven Bancorp, Inc. 1996 Stock Incentive Plan. The Company's stockholders approved the 1996 Stock Incentive Plan at the Annual Meeting held April 24, 1996. On such date, each eligible outside director was granted a non-qualified stock option to purchase 12,000 shares of Common Stock at an exercise price of $12.14 per share. To the extent options for shares are available for grant under the 1996 Stock Incentive Plan, each subsequently appointed or elected outside director will be granted options as of the date on which such outside director is qualified and first begins to serve as an outside director. Effective October 24, 1996, Messrs. Levine and Jennings were each granted non-qualified stock options to purchase 8,000 shares of Common Stock at an exercise price of $13.41 per share. Effective March 25, 1997, Msgr. Hartman was granted non-qualified stock options to purchase 20,000 shares of Common Stock at an exercise price of $17.28, the fair market value on the date of grant. All options granted under the 1996 Stock Incentive Plan are exercisable in three equal installments beginning one year after the date of grant. Upon death, disability or retirement of the participant or upon a change in control of the Company or the Bank, all options previously granted would automatically become exercisable.

Pursuant to the 1996 Stock Incentive Plan, effective as of January 1, 1996 and as of the first business day of each of the first four calendar years beginning after the January 1, 1996 grant date ("Grant Date"), each eligible outside director will be granted a number of shares of restricted stock in lieu of receiving one-third of the annual retainer that would otherwise be paid in cash to such eligible outside director for the calendar year in which the Grant Date occurs. The number of shares of restricted stock to be granted to an eligible outside director on each Grant Date shall be equal to the dollar value of one-third of the eligible outside director's annual retainer for the calendar year in which the Grant Date occurs, divided by the fair market value of a share on the effective date of the grant, disregarding any fractional shares resulting from such calculation. Effective January 1, 1996, each eligible outside director was granted 494 shares in lieu of cash. Messrs. Levine and Jennings were subsequently granted 116 shares on October 24, 1996. Effective January 1, 1997, each eligible outside director was granted 420 shares, in lieu of cash, representing one-third of such director's annual retainer for 1997. Msgr. Hartman, after his election to the Board of Directors, was granted 288 shares in lieu of cash equal to one-third of his portion of the annual retainer for 1997 pro rated for his commencement of service on March 25, 1997. Effective January 1, 1998 and January 1, 1999 each eligible outside director was granted 263 and 395 shares, respectively, in lieu of cash, representing one-third of such director's annual retainer for that year, other than Mr. Ruggiere who was granted 33 shares for 1999 prorated to reflect his service as a director through January 27, 1999 and Mr. Koop who was not granted any shares due to his retirement in early January 1999.

Directors' Recognition and Retention Plan. Under the Columbia Federal Savings Bank Recognition and Retention Plan for Outside Directors (the "DRP"), each of the six outside directors serving at the time of the Conversion received awards of 12,398 shares. On October 24, 1996, Messrs. Levine and Jennings were each awarded 6,200 shares. On March 25, 1997, Msgr. Hartman was awarded 4,132 shares. Awards to directors vest in three equal annual installments commencing on the first anniversary of the effective date of the award. Awards will be 100% vested upon termination of employment or service as a director due to death, disability or retirement of the director or following a change in the control of the Bank or the Company. In the event that before reaching normal retirement, a director terminates service with the Bank or the Company, other than death or disability will forfeit the director's non-vested awards. When shares become vested and are actually distributed in accordance with the DRP, the recipients will also receive amounts equal to any accrued dividends paid with respect to the shares. Prior to vesting, recipients of awards may direct the voting of the shares allocated to them. Shares not subject to an award will be voted by the trustees of the DRP in proportion to the directions provided with respect to shares subject to an award.

Consultation and Retirement Plan for Non-Employee Directors. Under the Company's Consultation and Retirement Plan for Non-Employee Directors (the "Directors' Retirement Plan"), a director who is not an employee or officer of the Company may be eligible to participate in the Directors' Retirement Plan. Any participant who has served as a director for at least 60 months, has attained age 55 and, after retirement, executes a consulting agreement pursuant to which the participant agrees to provide continuing service to the Bank and Company, will be eligible to receive benefits under the Directors' Retirement Plan. The annual retirement benefit paid to a participant will be an amount equal to two-thirds of the sum, measured as of the date of retirement, of (i) the amount of retainer fees paid to directors including committee chairmanship retainer fees for committees which the participant was chairperson,
(ii) the aggregate of the annual Board of Directors committee fees paid to the director based on the number of meetings held by the committees on which the participant served during the calendar year preceding the participant's retirement and (iii) the aggregate of the twelve regular meeting fees of the Board of Directors.


Executive Compensation

The report of the Compensation Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Report on Executive Compensation. Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's chief executive officer and other executive officers of the Company. The disclosure requirements for the chief executive officer and such other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the joint Compensation Committee of the Company and Bank (the "Compensation Committee"), at the direction of the Board of Directors, has prepared the following report for inclusion in the proxy statement. The members of the 1998 Compensation Committee were Messrs. Sprotte, Koop, Worgul, and Jennings.

The Compensation Committee of the Board of Directors of the Bank is responsible for establishing the compensation levels and benefits of executive officers of the Bank, who also serve as executive officers of the Company, and for reviewing recommendations of management for compensation and benefits for other officers of the Bank. The Compensation Committee establishes compensation on a calendar year basis. The Compensation Committee was responsible for compensation decisions in 1998.

Compensation of the President and Other Executive Officers. The compensation of the President and other executive officers consists of salary, bonus, stock options, restricted stock awards, pension and fringe benefits. During 1992, the Board of Directors on behalf of the Compensation Committee engaged the services of KPMG LLP to review the Bank's compensation practices (the "Salary Review Program"). The focus of such program was to develop a salary management program for officer positions and develop a management
incentive program for executive and senior officers.   The Salary
Review Program established competitive salary ranges for executive officers developed by reviewing market data as of July 1, 1992. Subsequent thereto, the ranges were updated annually through discussions with KPMG LLP to reflect remuneration data with respect to thrift institutions of comparable size in the New York metropolitan area. Base salary levels are generally within a range consistent with and competitive with that of other institutions that are similar to the Bank in asset size, function and geographical markets. The institutions used to compare salaries are not necessarily the same as those which make up the peer group used in the Stock Performance Graph.

Executive compensation is based upon consideration of an individual's performance and contribution to the viability of the Company and the performance of the Company as a whole. On March 1, 1998, the Compensation Committee increased Mr. Messina's salary as President and Chief Executive Officer from $475,000 to $600,000. The Compensation Committee reasoned that such amount would remunerate Mr. Messina within the range in the Company's Salary Review Program, and within the market average base salary range of area public thrifts with assets greater than $1 billion and less than $5 billion. At a Compensation Committee meeting held in February 1999, the Committee decided that the salary of the President and Chief Executive Officer along with the salaries of the other executive officers would remain unchanged for the 1999 fiscal year.

The Compensation Committee may authorize the payment of incentive awards to executive management of the Company under a management incentive program implemented during 1995. The program provides for use of key financial factors and pre-defined levels of achievement established by the Compensation Committee as the basis for determining incentive awards. The Committee at its discretion may consider the weight of each of the factors and may increase or decrease the achievement levels for any year. Having reviewed the Company's 1998 financial data, the Compensation Committee has decided not to pay cash incentive awards to executive management in 1999 with respect to the 1998 fiscal year.
During the second quarter of 1996, the Board of Directors engaged the services of KPMG LLP's Performance and Compensation Management Division to evaluate, update and recommend changes to the Company's compensation program. The 1996 Executive Compensation Review Report contained a study of the Company's compensation practices compared to a peer group of financial institutions in the New York geographic area that are of similar size and nature of business. This report focused upon base salaries, annual incentives, total cash compensation, long term incentives and total compensation. In addition, the study addressed the financial performance of the Company compared to its peers, provided an analysis of stock granted to executives at Conversion and conveyed KPMG LLP's prospective recommendations for cash compensation, annual incentives and long term grants. This study has since been used by the Committee as the basis to evaluate and establish executive compensation levels.

Stock options and stock awards made under the compensation plans maintained by the Company serve as a long-term incentive by linking executive compensation with the interests of the Company's stockholders. Stock based compensation is designed to retain employees and build loyalty while promoting stockholder value. Stock options and restricted stock awards were granted to Mr. Messina as well as to other officers at the time of the Bank's Conversion to a publicly held company on September 23, 1993. The Compensation Committee based such grants to executive officers on practices of other financial institutions as verified by external surveys as well as the executives' level of responsibilities, seniority and past contribution to the Bank. The restricted stock awards granted to Mr. Messina vested over three years at 33-1/3% per year; vesting commenced on September 23, 1994, one year from the date of grant. The stock options and restricted stock awards granted to other executive officers were based on similar data and factors as those used in determining appropriate levels of stock options and restricted stock awards to be granted to Mr. Messina. The restricted stock awards granted to other executive officers vest over a five year period at a rate of 20% per year. For some officers, vesting commenced on September 23, 1994 and for other officers vesting commenced February 23, 1996, in each case, one year from date of grant.

The Board of Directors, having thoroughly reviewed the recommendation of KPMG LLP with respect to compensation matters, granted stock options and restricted stock awards to Mr. Messina as well as to other officers at a meeting held on May 23, 1996. These restricted stock awards and stock options granted vest over three years at a rate of 33-1/3% per year. The vesting of these awards first commenced on May 23, 1997, one year from date of grant.

The grants and awards for the President and Chief Executive
Officer and the grants and awards for Named Executive Officers (as defined below) are reflected in the Summary Compensation Table.


Compensation Committee:
1998

Robert M. Sprotte
William J. Jennings II
Robert L. Koop
George S. Worgul





                      Board of Directors:
                            1998

Michael J. Fitzpatrick Msgr. Thomas J. Hartman George S. Worgul
Robert M. Sprotte      Philip S. Messina       Michael J. Levine
William J. Jennings II Joseph A. Ruggiere      Robert L. Koop

Stock Performance Graph. The following graph shows a comparison of cumulative total stockholder return on the Company's Common Stock, based on the market price of the Common Stock assuming reinvestment of dividends, with the cumulative total return of companies in the Nasdaq Stock Market and in the SNL Thrift Index for the period beginning on December 31, 1993 through December 31, 1998.

Comparison of Cumulative Total Return Among Haven Bancorp, Inc.
Common Stock, Nasdaq U.S. Index and SNL Thrift Index

December 31, 1993 ! December 31, 1998

Haven Bancorp, Inc.

                     12/31/93  12/31/94  12/31/95  12/31/96  12/31/97  12/31/98
Haven Bancorp, Inc.  100.00    102.90    185.08    228.92    365.70    247.64
NASDAQ (US)          100.00     97.75    138.26    170.01    208.58    293.21
Thrifts (All)        100.00     98.82    153.90    200.53    341.22    300.11

Notes:
    A. The lines represent index levels derived from compounded daily returns that include all dividends.
    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
    C. If the interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
    D. The index level for all series was set to $100.00 on 12/31/93.

Summary Compensation Table. The following table sets forth the compensation paid by the Company and/or Bank for services during the fiscal years ended December 31, 1998, 1997 and 1996, to the Chief Executive Officer and the four other highest paid executive officers (the "Named Executive Officers") of the Company and/or the Bank who each received total salary and bonus in excess of $100,000 in 1998.

<CAPTION)
                                                                                       Long Term Comppensation
                                            Annual Compensation                       Awards             Payouts
                                                                     Other     Restricted Securities
                                                                     Annual     Stock     Underlying      LTIP       All Other
Name and Principal                       Salary        Bonus       Compensation Awards   Options/SARs    Payouts    Compensation
   Position                    Year        ($)         ($)(1)        ($)(2)     ($)(3)(4)  (#)(5)        ($)(6)         ($)(7)
Philip S. Messina              1998      578,365       125,000         1,800      --           --          --         39,370
President and Chief            1997      450,481       131,250         2,999      --           --          --         32,317
Executive Officer              1996      369,230        75,000         1,800     240,450     61,754        --         33,296

Joseph W. Rennhack(8)          1998      183,442        40,000           900      --           --          --         39,302
Senior Vice President          1997      170,154        40,000         1,500      --           --          --         32,214
and Secretary                  1996      161,865        29,950           900      85,875     22,754        --         35,536

Thomas J. Seery                1998      184,808        40,000           900      --           --          --         38,763
Executive Vice President-      1997      151,607        33,750         1,500      --           --          --         29,022
Operations                     1996      134,654        20,060           900      85,875     22,754        --         26,397

Gerard H. McGuirk              1998      186,539        40,000           750      --           --          --         38,133
Executive Vice President       1997      164,823        38,750         1,500      --           --          --         30,901
and Chief Lending Officer      1996      154,952        23,375           900      85,875     22,754        --         31,238

Catherine Califano             1998      181,538        40,000           900      --           --          --         38,538
Senior Vice President and      1997      159,519        37,500         1,500      --           --          --         31,271
Chief Financial Officer        1996      150,721        20,625           900      85,875     22,754        --         29,342

(1) Bonus shown for the years 1996 through 1998 consists of cash payments made pursuant to Company's Executive Incentive Compensation Plan awarded for the performance achievements of the Named Executive Officers during the preceding fiscal year.
(2) The amounts listed for 1996 through 1998 are dividends received on restricted stock granted under the 1996 Stock Incentive Plan which are distributed when paid, even if prior to the vesting of restricted stock.
(3) Pursuant to the Columbia Federal Savings Bank Recognition and Retention Plan for Officers and Employees ("MRP"), an award of 4,802 shares of restricted stock was made to Mr. Messina on May 23, 1996, which award vests in three equal annual installments commencing on May 23, 1997. When shares become vested and are distributed, the recipient also receives an amount equal to accumulated dividends and earnings thereon (if any). The dollar amounts in the table for 1996 are based upon the closing market price of $14.3125 per share of Common Stock on December 31, 1996, as reported on the Nasdaq National Market System .
(4) Pursuant to the 1996 Stock Incentive Plan, Mr. Messina was granted an award of 11,998 shares of restricted stock and each of Messrs. Rennhack, Seery and McGuirk and Ms. Califano were granted awards of 6,000 shares of restricted stock on May 23, 1996, which awards vest in three annual installments commencing May 23, 1997. The dollar amounts in the table for 1996 are based upon the closing market price of $14.3125 per share of Common Stock on December 31, 1996, as reported on the Nasdaq National Market System.

(Notes continued on next page)

(5) Includes options awarded under the Company's 1993 Incentive Option Plan and the 1996 Stock Incentive Plan. For a discussion of the terms of the grants and vesting of options, see footnote accompanying Fiscal Year End Option/SAR Values Table.
(6) The Company does not maintain long-term incentive plans, and therefore, there were no payments under such plans for fiscal 1998, 1997, or 1996.
(7) Amounts represent life insurance premiums paid by the Bank with respect to Messrs. Messina, Rennhack, Seery and McGuirk and Ms. Califano. Amounts for 1998 include the dollar value of an allocation of Common Stock made to the Named Executive Officer's account under the ESOP during 1998, with respect to the plan year ending December 31, 1997. Based on the closing market price of the Common Stock on December 31, 1997 of $22.50 per share, the market value of such allocation was $35,370, $35,302, $34,763, $34,133 and
$34,538 with respect to Messrs. Messina, Rennhack, Seery and McGuirk and Ms. Califano. The allocations to be made under the ESOP for the plan year ending December 31, 1998 have not yet been determined. The matching contributions for 1996 for Messrs. Messina, Rennhack, Seery and McGuirk and Ms. Califano were $1,260, $2,386, $1,065, $2,364 and $2,441. The Employee Thrift Savings Plan matching contributions for 1997 for Messrs. Messina, Rennhack, Seery and McGuirk and Ms. Califano were $4,750, respectively. The 1998 matching contributions made for each Named Executive Officers under the Employee Thrift Savings Plan totaled $2,500.
(8)Mr. Rennhack retired from the Company and the Bank on March 1, 1999. Effective as of this date, Mark A. Ricca, Esq., General Counsel for the Company and the Bank was appointed to serve as the Secretary and Compliance Officer of the Company and the Bank.


Employment Agreements The Company entered into an employment agreement with Mr. Messina, effective as of September 21, 1995, which was amended as of May 28, 1997 ("Company Employment Agreement"). In addition, the Bank entered into an employment agreement with Mr. Messina, effective as of May 28, 1997 ("Bank Employment Agreement"). The Company Employment Agreement and the Bank Employment Agreement (collectively the "Employment Agreements") are intended to memorialize the terms of Mr. Messina's employment and to secure the continued availability of his services to the Company and the Bank with a minimum of personal distraction in the event of a proposed or threatened change in control of the Company or the Bank. The continued success of the Company and the Bank depends to a significant degree on Mr. Messina's skills and competence.

The Company Employment Agreement provides for a five-year term, and beginning on the second anniversary of its effective date, the term of the Agreement is automatically extended for one day each day, such that the remaining term is always three years, unless and until either the Board of Directors or Mr. Messina provides written notice to the other party of an intention not to extend the term of the Company Employment Agreement, at which time the remaining term of the Agreement will be fixed at three years from the date of the written notice. The Bank Employment Agreement provides for an initial term of three years, beginning on the date of the Agreement. On September 23, 1998 and on each anniversary of such date, the Bank's Board of Directors will review the terms of the Agreement and the performance of Mr. Messina and may, in the absence of Mr. Messina's objection, approve an extension of the Bank Employment Agreement to the third anniversary of such date.
At a meeting held in September 1998, the Board of Directors extended the Bank Employment Agreement to September 23, 2001. The Employment Agreements provide that Mr. Messina will receive an aggregate base salary from the Company and the Bank at an initial annual rate of $475,000, which will be reviewed annually by the Boards of Directors. Mr. Messina's current aggregate base salary under his Employment Agreements with the Company and the Bank is $600,000.

In addition to base salary, the Employment Agreements provide for, among other things, disability pay, participation in stock plans and other employee benefit plans, fringe benefits applicable to executive personnel and supplemental retirement benefits to compensate the executive for the benefits that he cannot receive under the tax-qualified employee benefit plans maintained by the Company and the Bank due to the limitations imposed on such plans by the Internal Revenue Code of 1986 (the "Code"). The Employment Agreements also provide that the Company and the Bank will indemnify Mr. Messina during the term of the Employment Agreements and for a period of six years thereafter against any costs, liabilities, losses and exposures for acts and omissions in connection with his service as an officer or director of the Company and the Bank, to the fullest extent allowable under federal and Delaware corporate law.

The Employment Agreements provide for the termination of Mr. Messina's employment by the Company or the Bank for cause at any time. Under the Company Employment Agreement, in the event the Company chooses to terminate Mr. Messina's employment for reasons other than for cause, or in the event of his resignation from the Company following: (i) a failure to re-elect or re-appoint Mr. Messina to his current offices; (ii) a material change in his functions, duties or responsibilities; (iii) a relocation of his principal place of employment; (iv) a material reduction in his compensation, benefits or perquisites; or (v) a "Change in Control" as defined in the Agreement, the executive or, in the event of his death, his estate, would be entitled to a payment equal to the salary payable or due during the remaining term of the Employment Agreement, the other cash compensation and benefits that he would have accrued or received if he had remained employed by the Company during the remaining unexpired term of the Employment Agreement and continued life, health, dental, accident and disability insurance coverage for the remaining unexpired term of the Employment Agreement. In the event that the executive's termination of employment occurs following a Change in Control, the insurance coverage described above will be provided for the executive's lifetime and he shall also be entitled to receive continued fringe benefits and perquisites for the remaining unexpired term of the Employment Agreement and a payment equal to the difference between the value of his normal and supplemental retirement benefits and an unreduced early retirement benefit commencing at age 55. Payments made to Mr. Messina under the Company Employment Agreement upon a change in control may constitute an "excess parachute payment" as defined under Section 280G of the Code, which may result in the imposition of an excise tax on Mr. Messina and the denial of federal income tax deductions for such excess amounts for the Company. Under the Company Employment Agreement, the Company will indemnify Mr. Messina for such excise taxes and any additional income, employment and excise taxes imposed as a result of such indemnification. The estimated value of Mr. Messina's Company Employment Agreement in the event of his termination of employment following a Change in Control is approximately $5,752,000 based upon certain assumptions regarding the timing and structure of such a transaction.

Under the Bank Employment Agreement, in the event the Bank chooses to terminate the executive's employment for reasons other than for cause, or in the event of the executive's resignation from the Bank following (i) a failure to re-elect or re-appoint the executive to his current offices; (ii) a material change in the executive's functions, duties or responsibilities; (iii) a relocation of his principal place of employment; (iv) a material reduction in his compensation, benefits or perquisites; or (v) a Change in Control followed by the executive's demotion, loss of title or significant authority or responsibility, relocation or exclusion from compensation or benefit programs, the executive, or, in the event of his death, his estate, would be entitled to the same type of severance payments and benefits provided for under the Company Employment Agreement, but not in excess of three times his average annual compensation for the preceding five calendar years.

The Company Employment Agreement provides that the Company will guarantee the payment of any benefits and compensation due to Mr. Messina under the Bank Employment Agreement. In addition, the Company Employment Agreement provides that amounts payable under the Company Employment Agreement will be reduced by the amount paid to Mr. Messina under the Bank Agreement to avoid duplication of payments to Mr. Messina.

Change in Control Agreements. To secure the continued availability of the services of key Senior Executive Officers in the event of a threatened or actual change in control, the Bank and the Company have entered into separate change in control agreements ("Change in Control Agreement" or the "Change in Control Agreements") with Messrs. Seery, McGuirk and Ricca and Ms. Califano. Each Change in Control Agreement with the Bank provides for a two-year term, and commencing on the first anniversary of the date of the Change in Control Agreement and continuing on each anniversary thereafter, the Change in Control Agreement may be extended by the Board of Directors of the Bank for an additional year such that the remaining term of the Bank's Change in Control Agreement shall be two years. Each Change in Control Agreement with the Company provides for a three-year term which automatically extends for one day each day, such that the term will always be three years, until either the Board of Directors of the Company or the executive provides written notice of an intention not to extend the term of the Agreement. Each Change in Control Agreement provides that at any time following a "Change in Control" (as defined in the Change in Control Agreements) of the Company or the Bank, if the Company or the Bank terminates the executive's employment for any reason other than for cause or, in the case of the Bank's Change in Control Agreement, if the executive voluntarily resigns following demotion, loss of title, office or significant authority, a reduction in compensation, or a relocation of the employee's principal place of employment and, in the case of the Company's Change in Control Agreement, if the executive resigns without regard as to whether a change in status, compensation or working conditions or location has occurred, then the executive or, in the event of death, the executive's beneficiary would be entitled to receive a payment equal to the salary, bonus and benefits, and perquisites in the case of the Company's Change in Control Agreements, that the employee would have accrued or received if his or her employment continued for the remaining unexpired term of the Agreement. The Change in Control Agreements with the Company provide that the Company will indemnify the executive for any excise taxes imposed on "excess parachute payments" deemed made to the executive under Section 280G of the Code and for any additional income, employment and excise taxes imposed as a result of such indemnification. Payments to be made under the Company's Change in Control Agreement with each Senior Executive Officer will be offset by any payments to be made under the Bank's Change in Control Agreement with such executive. The Company guarantees payments to the executive under the Bank's Change in Control Agreement if the Bank does not pay payments or benefits. The estimated value of the Change in Control Agreements in the event of the executives' termination of employment following a Change in Control is approximately $1,173,000, $1,161,000, $1,153,000 and $1,156,000 for
Messrs. Seery, McGuirk and Ricca and Ms. Califano, respectively, based upon certain assumptions regarding the timing and structure of such a transaction.

Incentive Stock Option Plan and 1996 Stock Incentive Plan. The Company maintains the Incentive Stock Option Plan (established in
1993) and the 1996 Stock Incentive Plan, which provide discretionary awards to officers and key employees as determined by a committee of disinterested directors who administer the plans.

The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding options held by the selected senior executive officers as of December 31, 1998. Also reported are the values for "in-the-money" options, which represents the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.





                                              Number of Securities
                                             Underlying Unexercised      Value of Unexercised In-the-
                                                 Options/SARs             Money Options/SARs at Fiscal
                                              at Fiscal Year End (#)            Year End ($)(1)
                    Shares Acquired Value
                       on Exercise Realized
     Name                  (#)      ($)(2)    Exercisable  Unexercisable  Exercisable   Unexercisable

Philip S. Messina          --            --     189,948        20,586     1,564,990        38,599
Joseph W. Rennhack         --            --     116,834         7,586     1,045,100        14,224
Thomas J. Seery            --            --      74,680         7,586       623,560        14,224
Gerard H. McGuirk        7,438         79,066    55,168         7,586       289,640        14,224
Catherine Califano         --            --      62,606         7,586       364,020        14,224
Mark A. Ricca              --            --        --          45,000          --            --


(1) Messrs. Messina, Rennhack, Seery and Ms. Califano have 148,780, 101,666, 59,512, and 7,438 options with an exercise price of $5.00. In addition Mr. McGuirk and Ms. Califano have 40,000 options with an exercise price of $8.47. Messrs. Messina, Rennhack, Seery and McGuirk and Ms. Califano also have 61,754, 22,754, 22,754, 22,754, and 22,754 options with an exercise price of $13.125. Mr. Ricca has 45,000 options with an exercise price of $25.875. As of December 31, 1998 the closing price of the common stock was $15.00.
(2) The fair market value of the options when exercised was $15.63. Said options were granted at an exercise price of $5.00.

Defined Benefit Plan. The Bank maintains the CFS Bank Retirement Income Plan, a non-contributory defined benefit pension plan (the "Retirement Plan").

Retirement Plan Table. The following table indicates the annual retirement benefit that would be payable as of December 31, 1998 under the Retirement Plan upon retirement at age 65 to a participant electing to receive his retirement benefit in the standard form of benefit (single life annuity), assuming various specified levels of average annual compensation and various specified years of credited service.

Average                  10 Years          15 Years            20 Years        25 Years          30 Years
Annual                  of Credited       of Credited         of Credited     of Credited       of Credited
Compensation              Service           Service             Service         Service           Service
125,000                  24,227             36,340             48,453          60,567             72,680
150,000                  29,477             44,215             58,953          73,692             88,430
160,000                  31,577             47,365             63,153          78,942             94,730
175,000(2)               34,727             52,090             69,453          86,817            104,180
200,000(2)               39,977             59,965             79,953          99,942            119,930
300,000(2)               60,977             91,465            121,953         152,442(3)         182,930(3)
400,000(2)               81,977            122,965            163,953(3)      204,942(3)         245,930(3)
500,000(2)              102,977            154,465(3)         205,953(3)      257,442(3)         308,930(3)



(1) Maximum amount of service credited for purposes of the Retirement Plan is 30 years.
(2) The annual retirement benefits shown in the table reflect a deduction for Social Security benefits and are not subject to further deduction. The compensation covered by the Retirement Plan is total annual compensation (as reflected in the Summary Compensation Table for the Named Executive Officers) including all compensation reported by the Bank for federal income tax purposes. The benefits shown corresponding to these compensation ranges are hypothetical benefits based upon the Retirement Plan's normal retirement benefit formula. Under Section 401(a)(17) of the Code, for plan years beginning in 1994 through 1996, a participant's compensation in excess of $150,000 (as adjusted to reflect cost-of-living increases) was disregarded for purposes of determining average annual earnings. This limitation was increased to $160,000 for plan years beginning in 1997 and 1998 and also applies to plan years beginning in 1999. The amounts shown in the table include the supplemental retirement benefits payable to Mr. Messina under his Employment Agreements to compensate for the limitation on includible compensation.
(3) These are hypothetical benefits based upon the Retirement
Plan's normal retirement benefit formula. The maximum annual benefit permitted under Section 415 of the Code in 1996 was $120,000 and was $125,000 for 1997, or if higher, a member's current accrued benefit as of December 31, 1982 (but not more than $136,425). The $125,000 ceiling was increased to $130,000 for 1998 and this ceiling will be adjusted to reflect cost of living increases in succeeding years in accordance with Section 415 of the Code. The amounts shown in the table reflect the supplemental retirement benefits payable to Mr. Messina under his Employment Agreements to compensate for the limitation on annual benefits. The following table sets forth the years of credited service (i.e., benefit service) as of June 30, 1996 for each of the following executive officers.

                                            Credited Service(1)
                                   Years                           Months
Philip S. Messina                   32                              2
Thomas J. Seery                     21                             11
Catherine Califano                   3                              1
Gerard H. McGuirk                    2                             11


(1) The Retirement Plan was frozen effective as of June 30, 1996 for a period of three years, at which time the status of the Plan will be evaluated for reactivation. Since the date the Retirement Plan was frozen, no new employees have begun participation in this program.

Supplemental Executive Retirement Agreement. The Bank has entered into an agreement to provide supplemental retirement benefits for Mr. Worgul ("Executive"). The agreement is unfunded. As of December 31, 1996, the Company has accrued the entire $1.2 million liability under the unfunded agreement. All obligations arising under the agreement are payable from the general assets of the Bank. However, the Bank is responsible for the payment of premiums on an insurance policy, which would reimburse the Bank for the payments due under the agreement in the event of the Executive's death. The agreement provides for an annual retirement benefit of $120,000 for 10 years after retirement upon reaching the normal retirement age contained in the Retirement Plan. In the event of a change in ownership of the Bank after retirement but prior to the payment of the entire benefit or in the event of the Executive's death after retirement, any unpaid benefit shall be paid in a lump sum to the Executive or the Executive's estate, respectively.

Transactions With Certain Related Persons. The federal banking laws require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, and follow substantially the same credit underwriting procedures as those prevailing at the time for comparable transactions with the other persons and must not involve more than the normal risk of repayment or present other unfavorable features.

Michael J. Levine, a director since 1996, has an equity interest in a number of companies that had commercial real estate loans outstanding with the Bank in 1998, which loans were made prior to the time Mr. Levine became a director. The Board of Directors at a meeting held December 17, 1997 approved extending the maturity of one of the existing loans in which Mr. Levine has an equity interest. The loan was extended for ten years at market interest rates, with no additional funds advanced. Subsequently, at a meeting of the Board of Directors held February 18, 1998, a loan on Mr. Levine's primary residence in the amount of $200,000 was approved by the Board of Directors. The largest aggregate outstanding balance of these loans in 1998 was approximately $19.2 million.


At December 31, 1998, the aggregate balance outstanding for all loans in which Mr. Levine has an equity interest was approximately $13.2 million. The loans to such entities were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and management believes that such loans do not involve more than the normal risk of collectibility or present other unfavorable features.

Mark A. Ricca, Esq., Senior Vice President and General Counsel since April 1998 and Senior Vice President, General Counsel, Secretary and Chief Compliance Officer since March 1999, was a partner at Ricca & Donnelly, a law firm, prior to joining the Company. Mr. Ricca's brother was, and continues to be, the managing partner at Ricca & Donnelly. The Company paid Ricca & Donnelly approximately $363,000 for legal services provided in 1998. The Company believes that these services and payments were on terms substantially similar to those available from non-affiliated parties.


PROPOSAL 2
RATIFICATION OF APPOINTMENT
OF INDEPENDENT AUDITORS

KPMG LLP were The Company's independent auditors for the fiscal year ended December 31, 1998. The Company's Board of Directors has reappointed KPMG LLP to continue as independent auditors for the Bank and the Company for the year ending December 31, 1999, subject to ratification of such appointment by the stockholders.

A representative of KPMG LLP will be present at the Annual Meeting, will be given an opportunity to make a statement if so desired and will be available to respond to appropriate questions from stockholders present at the Annual Meeting.

Ratification of KPMG LLP as independent auditors of the Company requires the affirmative vote of a majority of the votes cast. Abstentions will have the effect as a vote against this proposal while broker non-votes will have no effect on the vote for this proposal.

Unless marked to the contrary, the shares represented by the enclosed Proxy, if executed and returned, will be voted FOR ratification of the appointment of KPMG LLP as the independent auditors of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE
APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.





ADDITIONAL INFORMATION

Stockholder Proposals

To be considered for inclusion in the proxy statement and proxy relating to the Annual Meeting of Stockholders to be held in 2000, a stockholder proposal must be received by the Secretary of the Company at the address set forth on the first page of this Proxy Statement, not later than November 16, 1999. Any such proposal will be subject to applicable laws, rules and regulations, as may be amended including 17 C.F.R. Section 240.14a-8 of the Rules and Regulations under the Exchange Act.

Notice of Business to be Conducted at an Annual Meeting

The Bylaws of the Company provide an advance notice procedure for a stockholder to properly bring business before an Annual Meeting. The stockholder must give written advance notice to the Secretary of the Company not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event less than one hundred (100) days notice or prior public disclosure of the date of the Annual Meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which the Company's notice to stockholders of the Annual Meeting date was mailed or such public disclosure was made. The advance notice by stockholders must include the stockholder's name and address, as they appear on the Company's record of stockholders, a brief description of the proposed business, the reason for conducting such business at the Annual Meeting, the class and number of shares of the Company's capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an Annual Meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

Other Matters Which May Properly Come Before the Annual Meeting

The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the Annual Meeting, you are urged to return your proxy card promptly. If you are present at the Annual Meeting and wish to vote your shares in person, your proxy may be revoked in writing and you may vote your shares at the Annual Meeting.



A copy of the Form 10-K (without exhibits) for the year ended December 31, 1998, as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders of record upon written request to Haven Bancorp, Inc., Mr. Mark A. Ricca, Senior Vice President, General Counsel and Secretary, 615 Merrick Avenue, Westbury, New York 11590.

By Order of the Board of Directors,



Mark A. Ricca, Esq.
Secretary

Westbury, New York
March 17, 1999


YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE
REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.